Exhibit 11.1

Ankit Consulting Services, Inc.

30211 Avenida de Las Banderas, Suite # 200, Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion, in this Registration A Offering Statement as a part, of the report dated June 30, 2020 relative to the financial statements of Global Cancer Technologies, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018.

We also consent to the reference to my firm under the caption "Experts" in such Offering Statement.

Ankit Consulting Services, Inc.

Certified Public Accountants
Rancho Santa Margarita, CA

September 4, 2020